Exhibit 2.1

GP Investments Acquisition Corp. 150 E. 52nd Street, Suite 5003 New York, New York 10022	Let’s Go Acquisition Corp 150 E. 52nd Street, Suite 5003 New York, New York 10022

June 30, 2017

Rimini Street, Inc.
3993 Howard Hughes Parkway
Suite 500
Las Vegas, NV 89169

Re: Amendment No. 1 to the Agreement and Plan of Merger dated May 16, 2017

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of May 16, 2017 (the “Merger Agreement”), by and among GP Investments Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Let’s Go Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), Rimini Street, Inc., a Nevada corporation (the “Company”) and, solely in his capacity as the initial Holder Representative hereunder, Robin Murray (collectively with Acquiror, Merger Sub and the Company, the “Parties”). Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the meanings specified in the Merger Agreement.

The Parties desire to amend the Merger Agreement as set forth in this Letter Agreement. By execution of this Letter Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows, notwithstanding anything to the contrary contained in the Merger Agreement:

Section 1          Amendment of Treatment of Options Held by Former Employees and Former Service Providers.  Section 3.2(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

Prior to the First Effective Time, the Company shall take commercially reasonable actions so that any Option which is held by a former employee or former service provider to the Company or any Affiliate is exercised not later than immediately prior to the First Effective Time and, to the extent that any such option is not so exercised (“Relevant Outstanding Options”), each such Relevant Outstanding Option shall be converted automatically into the right to receive a cash payment equal to the product of (a) the excess (if any) of the Per-Share Dollar Value over the per-share exercise price of such Relevant Outstanding Option and (b) the number of shares of the Company’s Common Stock subject to the vested portion of such Relevant Outstanding Option (such amount to be paid as soon as practicable following the First Effective Time, less applicable withholdings). All Relevant Outstanding Options shall be cancelled immediately prior to the First Effective Time.

Section 2          Amendment of Capitalization of Acquiror.  Section 5.13(a) of the Merger Agreement is hereby amended by replacing the number “21,562,500” in the second sentence of such section with the number “20,009,776”.

Section 3          Amendment of Use of Trust Account Proceeds and Related Available Equity.  Section 7.4 of the Merger Agreement is hereby amended by replacing the word “excluding” in the first sentence of such section with the word “including”.

Section 4          Delete Reference to an ESPP.  Section 7.3(b) of the Merger Agreement is deleted in its entirety.

Section 5          Miscellaneous.  The provisions of Article XIII of the Merger Agreement are incorporated by reference herein mutatis mutandis and this Letter Agreement shall be governed by and construed in accordance with such provisions.

In addition, pursuant to Section 6.1(c) of the Merger Agreement, Acquiror hereby consents to the Fifth Amendment of the Financing Agreement, among the Company, each subsidiary of the Company party thereto as a Guarantor (if any), the Lenders (as defined therein), Cortland Capital Market Services LLC, as collateral agent and as administrative agent for such Lenders, and CB Agent Services LLC, as origination agent for such Lenders, dated as of June 24, 2016, as amended.

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If the foregoing accurately sets forth our agreement, please execute this Letter Agreement where indicated and return a copy to us.

Very truly yours,

GP INVESTMENTS ACQUISITION CORP.

By:	/s/ Antonio Bonchristiano
Antonio Bonchristiano
Title: Chief Executive Officer

LET’S GO ACQUISITION CORP.

By:	/s/ Antonio Bonchristiano
Name: Antonio Bonchristiano
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Merger Agreement]

Accepted and agreed to as of the date first above written:

RIMINI STREET, INC.

By:	/s/ Seth Ravin
Name:	Seth Ravin
Title:	Chief Executive Officer

ROBIN MURRAY, solely in his capacity as
Holder Representative

By:	/s/ Robin Murray
Name:	Robin Murray

[Signature Page to Amendment No. 1 to Merger Agreement]